Exhibit 99.1

Ultralife Corporation Reports Third Quarter Results

NEWARK, N.Y. – October 29, 2020 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income of $0.7 million on revenue of $24.4 million for the third quarter ended September 30, 2020. For the third quarter of 2019, the Company reported operating income of $1.3 million on revenue of $27.5 million.

“Effective execution of both our end-market diversification strategy and operating discipline during the third quarter sustained profitability and positive cash flows, despite a reduction in total Company results largely due to the continuing global economic impact of the pandemic,” said Michael D. Popielec, President and Chief Executive Officer. “Within Battery & Energy Products, we posted record quarterly medical sales which increased 102% over last year, and a 23% increase in government/defense sales. These strong gains were offset by economic weakness in the oil and gas sector and lower sales for our Communications Systems business. In response, we continued our spending control, matching the overall percentage decline in our revenue with a comparable reduction in operating expenses. By preserving profitability and continuing to improve working capital management, during the quarter we also further reduced debt by $7.1 million. Supported by a solid balance sheet and resilient business model, we are committed to completing our strategic growth projects and are well positioned to withstand current economic headwinds.”

Third Quarter 2020 Financial Results

Revenue was $24.4 million, a decrease of $3.1 million, or 11.4%, compared to $27.5 million for the third quarter of 2019, as a 22.2% increase in core battery sales across diversified end-markets was offset by lower oil & gas market and Communications Systems sales. Total Company commercial sales decreased 10.8% and government/defense sales decreased 12.5% from the 2019 period. Battery & Energy Products revenues declined 3.4% to $21.8 million, compared to $22.6 million last year, as a 102.1% increase in medical battery sales, especially those used in ventilators, respirators and infusion pumps, and a 23.4% increase in government/defense sales, were offset by a 68.7% decline in oil & gas market sales. Communications Systems sales decreased 48.3% to $2.5 million compared to $4.9 million for the same period last year, primarily reflecting 2019 shipments of vehicle amplifier-adaptor systems to support the U.S. Army’s Network Modernization initiatives under the delivery orders announced in October 2018. These orders were completed in the second quarter of 2020. The net adverse impact of COVID-19 on revenues for the 2020 period was approximately $2.9 million as a substantial increase in demand for medical batteries was more than offset by weakened demand in the oil & gas and international industrial markets. Logistics disruptions also delayed certain shipments.

Gross profit was $6.5 million, or 26.7% of revenue, compared to $7.9 million, or 28.6% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 26.0%, compared to 27.1% last year, primarily due to the mix impact of lower oil & gas market sales in 2020. Communications Systems gross margin was 32.8%, compared to 35.5% last year, due to lower factory throughput in 2020 and sales mix.

Operating expenses were $5.8 million compared to $6.6 million last year, a reduction of 11.5%. Operating expenses were 23.8% of revenue equal to that of the year-earlier period.

Operating income was $0.7 million compared to $1.3 million last year, and operating margin was 2.9% compared to 4.8% last year. The net adverse impact of COVID-19 on operating income for the 2020 period was approximately $1.0 million.

Net income was $0.4 million or $0.03 per diluted share on a GAAP basis using the U.S. statutory tax rate, compared to net income of $0.9 million, or $0.06 per diluted share for the third quarter of 2019. Adjusted EPS was $0.04 on a diluted basis for the third quarter of 2020, compared to $0.07 for the 2019 period. Adjusted EPS excludes the provision for deferred taxes which primarily represents non-cash charges of $0.2 million for U.S. taxes which will be fully offset by net operating loss carryforwards and other tax credits for the foreseeable future. The net adverse impact of COVID-19 on Adjusted EPS for the 2020 period was approximately $0.06.

Adjusted EBITDA, defined as EBITDA including non-cash, stock-based compensation expense, for the trailing twelve-month period was $10.9 million or 9.9% of sales.

During the third quarter of 2020, the Company continued its strong working capital management reducing the debt related to the May 2019 acquisition of Southwest Electronic Energy Corporation by $7.1 million, or 64.6%, to $3.9 million while increasing its cash on hand by $5.4 million, or 64.2%, to $13.8 million.

See the “Non-GAAP Financial Measures” section of this release for a reconciliation of Adjusted EPS to EPS and Adjusted EBITDA to Net Income Attributable to Ultralife Corporation.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its third quarter earnings conference call today at 8:30 AM ET. To participate in the live call, please dial (800) 915-4836 at least ten minutes before the scheduled start time, identify yourself and ask for the Ultralife call. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include potential reductions in revenues from key customers, acceptance of our new products on a global basis and uncertain global economic conditions. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)
(Unaudited)

ASSETS

	September 30, 2020	December 31, 2019
Current Assets:
Cash	$13,777	$7,405
Trade Accounts Receivable, Net	15,012	30,106
Inventories, Net	29,746	29,759
Prepaid Expenses and Other Current Assets	3,661	3,103
Total Current Assets	62,196	70,373

Property, Equipment and Improvements, Net	22,605	22,525
Goodwill	26,705	26,753
Other Intangible Assets, Net	9,212	9,721
Deferred Income Taxes, Net	12,425	13,222
Other Non-Current Assets	2,411	1,963
Total Assets	$135,554	$144,557

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$8,875	$9,388
Current Portion of Long-Term Debt	1,537	1,372
Accrued Compensation and Related Benefits	1,258	1,655
Accrued Expenses and Other Current Liabilities	5,702	4,775
Total Current Liabilities	17,372	17,190
Long-Term Debt	2,190	15,780
Deferred Income Taxes	480	559
Other Non-Current Liabilities	1,675	1,278
Total Liabilities	21,717	34,807

Shareholders' Equity:
Common Stock	2,033	2,026
Capital in Excess of Par Value	185,261	184,292
Accumulated Deficit	(49,706)	(52,830)
Accumulated Other Comprehensive Loss	(2,619)	(2,531)
Treasury Stock	(21,246)	(21,231)
Total Ultralife Equity	113,723	109,726
Non-Controlling Interest	114	24
Total Shareholders’ Equity	113,837	109,750

Total Liabilities and Shareholders' Equity	$135,554	$144,557

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except Per Share Amounts)
(Unaudited)

	Three-Month Period Ended		Nine-Month Period Ended
	September 30,	September 29,	September 30,	September 29,
	2020	2019	2020	2019
Revenues:
Battery & Energy Products	$21,819	$22,578	$66,616	$58,876
Communications Systems	2,543	4,915	12,120	16,896
Total Revenues	24,362	27,493	78,736	75,772

Cost of Products Sold:
Battery & Energy Products	16,142	16,461	49,597	42,694
Communications Systems	1,709	3,171	7,331	11,268
Total Cost of Products Sold	17,851	19,632	56,928	53,962

Gross Profit	6,511	7,861	21,808	21,810

Operating Expenses:
Research and Development	1,606	2,029	4,429	4,652
Selling, General and Administrative	4,198	4,526	12,893	12,262
Total Operating Expenses	5,804	6,555	17,322	16,914

Operating Income	707	1,306	4,486	4,896

Other Expense	53	160	262	301
Income Before Income Tax Provision	654	1,146	4,224	4,595

Income Tax Provision	192	225	1,010	942

Net Income	462	921	3,214	3,653

Net Income Attributable to Non-Controlling Interest	55	23	90	74

Net Income Attributable to Ultralife Corporation	$407	$898	$3,124	$3,579

Net Income Per Share Attributable to Ultralife Common Shareholders – Basic	$.03	$.06	$.20	$.23

Net Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$.03	$.06	$.19	$.22

Weighted Average Shares Outstanding – Basic	15,908	15,785	15,889	15,756

Weighted Average Shares Outstanding – Diluted	16,089	16,162	16,103	16,138

Non-GAAP Financial Measures:

Adjusted Earnings Per Share

In evaluating our business, we consider and use Adjusted EPS, a non-GAAP financial measure, as a supplemental measure of our business performance. We define Adjusted EPS as net income attributable to Ultralife Corporation excluding the provision for deferred taxes divided by our weighted average shares outstanding on both a basic and diluted basis. We believe that this information is useful in providing period-to-period comparisons of our results by reflecting the portion of our tax provision that will be offset by our U.S. net operating loss carryforwards and other tax credits for the foreseeable future. We reconcile Adjusted EPS to EPS, the most comparable financial measure under U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). Neither current nor potential investors in our securities should rely on Adjusted EPS as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of Adjusted EPS to EPS and net income attributable to Ultralife.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EPS
(In Thousands Except Per Share Amounts)
(Unaudited)

	Three-Month Period Ended
	September 30, 2020			September 29, 2019
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net Income	$407	$.03	$.03	$898	$.06	$.06
Deferred Tax Provision	188	.01	.01	165	.01	.01
Adjusted Net Income	$595	$.04	$.04	$1,063	$.07	$.07

Weighted Average Shares Outstanding		15,908	16,089		15,785	16,162

	Nine-Month Period Ended
	September 30, 2020			September 29, 2019
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net Income	$3,124	$.20	$.19	$3,579	$.23	$.22
Deferred Tax Provision	821	.05	.05	801	.05	.05
Adjusted Net Income	$3,945	$.25	$.24	$4,380	$.28	$.27

Weighted Average Shares Outstanding		15,889	16,103		15,756	16,138

Adjusted EBITDA

In evaluating our business, we consider and use Adjusted EBITDA, a non-GAAP financial measure, as a supplemental measure of our operating performance. We define Adjusted EBITDA as net income attributable to Ultralife Corporation before net interest expense, provision (benefit) for income taxes, depreciation and amortization, and stock-based compensation expense, plus/minus expenses/income that we do not consider reflective of our ongoing operations. We reconcile Adjusted EBITDA to net income attributable to Ultralife Corporation, the most comparable financial measure under U.S. GAAP. Neither current nor potential investors in our securities should rely on Adjusted EBITDA as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of Adjusted EBITDA to net income attributable to Ultralife.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EBITDA
(Dollars in Thousands)
(Unaudited)

	Three-Month Period Ended		Nine-Month Period Ended
	September 30, 2020	September 29, 2019	September 30, 2020	September 29, 2019

Net Income Attributable to Ultralife Corporation	$407	$898	$3,124	$3,579
Adjustments:
Interest and Financing Expense, Net	92	220	372	339
Income Tax Provision	192	225	1,010	942
Depreciation Expense	582	586	1,743	1,548
Amortization of Intangible Assets and Financing Fees	161	160	480	404
Stock-Based Compensation Expense	222	159	756	519
Non-Cash Purchase Accounting Adjustments	-	59	-	264
Adjusted EBITDA	$1,656	$2,307	$7,485	$7,595

Company Contact:
Ultralife Corporation
Philip A. Fain
(315) 210-6110
pfain@ulbi.com
Investor Relations Contact:
LHA
Jody Burfening
(212) 838-3777

jburfening@lhai.com